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The following is a transcript of an investor conference call held on April 23, 2012 at 8:30 a.m., ET.

APRIL 23, 2012 / 12:30PM GMT, NABI - Biota and Nabi Announce Proposed Merger - Conference Call

CORPORATE PARTICIPANTS

Raafat Fahim Nabi Biopharmaceuticals - President, CEO

Peter Cook Biota Holdings LTD. - CEO

CONFERENCE CALL PARTICIPANTS

James Bell Perch Hrail - Analyst

Michael Schrader Venture Partners - Analyst

Nathaniel August Mangrove - Analyst

Brian Kerrville Anna Capital - Analyst

PRESENTATION

Operator

Welcome to the Biota and Nabi announced, proposed merger conference call. My name is Kim and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will conduct a question-and-answer session at the end of today’s conference. (Operator Instructions) As a reminder this call is being recorded. I will now turn the call over to your host for today’s conference, Mr. Raafat Fahim. Please proceed sir.

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Thank you, Kim. Good morning and thank you all for taking the time to join today’s call. Joining me today is Mr. Peter Cook, CEO of Biota Holdings Ltd. The news release announcing the definitive merger agreement is available on our website at www.nabi.com. I would also like to remind you that the statements that are presented in this investor conference call that are not strictly historical, are forward-looking statements and include statements about the proposed strategic transaction with Biota; potential benefits, results and outcomes of the transactions; products in development; future cash distribution; potential share repurchases; among other matters.

You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance, actions or results that are subject to risks and uncertainties, that may cause actual results to differ materially from those in the forward-looking statements, as a result of any number of factors. These factors include but are not limited to the risks set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2011, previously filed with the Securities and Exchange Commission on March 14, 2012. Now that I have gone through the forward-looking statement, let me start the conference.

You may have seen by now our announcement earlier today that Nabi Biopharmaceuticals and Biota Holdings Ltd., a Melbourne, Australia Company executed a merger implementation agreement to form a combined Company to be named Biota Pharmaceuticals Inc., which will be listed on NASDAQ and headquartered in the United States.

To make this call helpful to all our shareholders, I will introduce the merger and its benefits to Nabi shareholders and then I will turn it over to Peter, who will discuss among other things Biota’s pipeline and the combined Company. Nabi’s Board, after conducting a broad strategic review process believes that this deal will be beneficial to and in the best interest of shareholders.

The merger deal has the following features. As part of the merger, Nabi’s $54 million in the combined Company will be valued at 19% premium. Nabi plans to return to its stockholders its remaining cash in excess of the $54 million required to be held by Nabi at closing after satisfying outstanding liabilities. Such distribution is expected to take the form of a dividend, return of capital and/or repurchase of outstanding shares of Nabi common stock through an issuer tender offer or a combination of the above.

Nabi’s Board of Directors has not made a determination at this time regarding the form or timing of such distribution, but expects to make these determinations prior to the public distribution to the Nabi shareholders of its proxy statement for the Nabi shareholders meeting. While the amount of cash to be returned to shareholders has not been determined, the Board expects that such cash will be meaningful. The merger will also provide Nabi shareholders the potential to participate in the growth of the combined Company.

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The merged Company will have three royalty generating products, Relenza, Inavir and potentially PhosLyra. It will also have two clinical staged programs, vapendavir, a Phase III-ready human rhinovirus program and laninamivir, a long acting anti-influenza neuraminidase inhibitor, the advanced development of which in the US is funded by a US$231 million contract with BARDA.

In addition, the combined Company will have an interest in NicVAX and several key clinical programs including RSV, HCV and gyrase and over $100 million in cash. Peter will elaborate on these programs following my remarks. The agreement contemplates the distribution of a contingent value right providing current Nabi shareholders certain payment rights arising from certain future sale, transfer, license or similar transactions involving NicVAX to the extent such transactions may occur. The agreement also preserves the potential opportunity of realizing value from NicVAX and a second-generation nicotine vaccine as well as potential PhosLyra royalties for all shareholders of the combined Company.

Now I would like to provide key elements of the agreement. Nabi will acquire all of the outstanding ordinary shares in Biota in exchange for newly issued shares of Nabi common stock. Immediately following the closing of the merger, the shares of Nabi common stock issued to former Biota shareholders are expected to represent approximately 74% of the outstanding common stock of the combined Company, and shares of Nabi common stock held by current Nabi shareholders are expected to represent approximately 26% of the outstanding common stock of the combined Company.

The Board of Directors of the combined Company, immediately following the closing of the merger will consist of six Biota Directors and two Nabi Directors, consistent with the percentage equity contribution. Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each Biota share outstanding immediately prior to the effective time will be transferred to Nabi in exchange for 0.669 Nabi shares. Such amount may be adjusted pursuant to customary adjustment terms including for shares repurchased by Nabi prior to closing, including the terms of the merger agreement.

The Board of Directors of both Nabi and Biota consider the merger and the related transactions to be advisable and fair to, and in the best interests of the respective shareholders. Nabi’s Board of Directors unanimously recommends that Nabi shareholders approve the shareholder proposals at the shareholders meeting, where such matters would be considered. We expect to close the merger in the third quarter of 2012, after receipt of approval by both Nabi’s and Biota’s shareholders and satisfaction of customary closing conditions and regulatory approvals including Australian courts.

In a special meeting, Nabi shareholders will be requested to approve the increase in the number of authorized Nabi shares to 200 million, principally to allow for the issuance of additional Nabi shares for the merger, the change of the name of Nabi to Biota Biopharmaceuticals Inc., approve the issuance of new Nabi shares to Biota shareholders in the merger, as required by the rules of the NASDAQ Stock Market.

Nabi also intends to propose an amendment to the Certificate of Incorporation of Nabi to implement a reverse stock split. In conjunction with the merger, Nabi’s Rights Plan has been canceled.

To summarize, after conducting a broad strategic review process, Nabi’s Board of Directors unanimously recommends that Nabi shareholders approve the shareholders’ proposal at the shareholders meeting at which such matters will be considered. It allows for returning significant cash to its shareholders, provides 19% premium to the $54 million of cash delivered to the combined Company, allows participation in the growth of the merged Company, and preserves value of NicVAX through a potential CVR to current Nabi shareholders.

Now, I would like to turn it over to Peter.

Peter Cook - Biota Holdings LTD. - CEO

Thank you Raafat.

I would hope to many participating in this call, Biota is not a new name or an unknown entity within the drug discovery field. We are a world leader in the anti-infective space with two commercial products currently marketed by big Pharma along with a robust development pipeline. We’re best known for our leadership in the anti-flu market, having discovered two of the three commercialized neuraminidase inhibitors with Relenza, the first in class neuraminidase inhibitor and Inavir, the first one and done treatment for flu.

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Just before I summarize our pipeline, I would like to reinforce a number of points that Raafat has made in relation to the transaction from Biota’s perspective. We believe that the transaction is in the best interest of shareholders of both Companies. Biota’s Board unanimously recommends that Biota shareholders approve the merger at the shareholders meeting when it occurs.

The timetable outlined by Raafat will accommodate the Australian formalities, as well, which are being handled through a court supervised process called Scheme of Arrangement. It covers similar steps to those required in the US regulatory framework. Biota’s Board believes that the transaction offers to Biota’s existing shareholders a NASDAQ listing, which provides access to the world’s largest pool of biotech investors; expansion of the Company’s shareholder base with additional US institutional healthcare investors; and the transaction strengthens the balance sheet to fund the development of the key assets.

Let me now briefly cover those key assets in our pipeline. We are generating revenues from three sources, royalties from Relenza and Inavir and a BARDA contract for the advanced development of laninamivir in the US. Relenza was licensed globally and exclusively to GSK. The product has been royalty generating since the 1999-2000 flu season, achieving peak sales of approximately $1.5 billion for GSK in the 2009 swine flu pandemic, resulting in over $60 million in royalties for Biota.

Biota’s second revenue generating product, laninamivir is a long acting neuraminidase inhibitor for the treatment of flu, which unlike Relenza and TAMIFLU that require two doses per day for five days, offers a one and done dosage regimen. The product was successfully introduced in the 2010-2011 influenza season in Japan as Inavir by Daiichi Sankyo, our co-owners of the compound. Considerable interest has been shown in this product in the West, given public health concerns regarding the threat of influenza resistance to TAMIFLU and the compliance advantages it appears to offer during flu pandemics.

In early 2010, the US Biomedical Advanced Research and Development Authority, BARDA awarded a $231 million contract to Biota to complete the latest stage development of laninamivir including manufacturing capacity within the US. That contract is now 12 months into execution. It is on time and on budget and currently requires the NDA to be filed with the FDA in mid 2016. In addition to laninamivir, our late stage development programs include vapendavir, a small molecule antiviral for the treatment of human rhinovirus infection.

On the 28th of March, Biota announced the successful completion of its Phase IIB study in asthmatic adults with asymptomatic acquired HRV infection. The trial achieved its primary endpoint through a statistically significant reduction, p equals 0.028. I will repeat that. Sorry, 0.028, in the severity colds score of cold symptoms over two days – sorry, my apologies. In the severity score of cold symptoms over days two through four against the Wisconsin Upper Respiratory Symptoms Survey 21.

High WURSS scores have been previously shown to predict subsequent deterioration in asthma control. Our interest in asthma subjects is the emerging clinical view that rhinovirus infection not only destabilizes the clinical management of asthma, but may well contribute to the physiological changes characteristic of the underlying disease. There is no approved antiviral for the treatment of HRV infection.

In the pre-clinical area, Biota has three programs that I specifically and quickly wish to bring to your attention. One, an orally available fusion inhibitor for respiratory syncytial virus to the potential market in excess of $4 billion, second, a nanomolar pangenatific orally available NS5B inhibitor for Hepatitis C, intended for use in an interferon free combination product, and three, a novel group of antibiotics targeting gyrase B Part E inhibition with demonstrated superiority to Zyvox in a number of animal models and with an IV/oral switch profile.

In summary, we believe the combination of Biota and Nabi brings to shareholders a leading antiviral Company that is well-funded, revenue generating and has a big pipeline, including late stage clinical programs. Laninamivir which is being developed for the US market, with $231 million of non-diluted funding from BARDA, is the same molecule already on the market in Japan. In addition, the pipeline includes vapendavir, a Phase III-ready anti-viral for human rhinovirus infection as well as a deep pre-clinical program.

Now I intend to hand it back to Raafat to draw conclusions. Raafat?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Thank you Peter. In conclusion, Nabi’s Board of Directors unanimously recommends that Nabi shareholders approve the shareholder proposals at the shareholders meeting at which such matters will be considered. This is because the merger allows for returning significant cash to its shareholders, provides 19% premium to the $54 million of cash deliver to the combined Company, and allows participation in the growth of the merged Company that Peter talked about.

That concludes our prepared remarks. Operator let’s open the call for questions.

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QUESTION AND ANSWER

Operator

(Operator Instructions) James Bell, [Perch Hrail].

James Bell - Perch Hrail - Analyst

With this $54 million in cash that you plan to distribute to shareholders, are these for shareholders prior to the merger or after the merger?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

No, prior to the merger. The existing Nabi shareholders.

James Bell - Perch Hrail - Analyst

Okay. And can you talk about --

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Just to make sure, this is the excess cash that we are talking about correct? That’s your question? About the excess cash? The excess cash will go to Nabi’s existing shareholders because they are the ones who own those cash.

James Bell - Perch Hrail - Analyst

Then can you talk about Biota’s outlook on royalty revenues? It seems like in the past, it was much higher and declined quite a bit last year.

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

I’ll turn that question over to Peter to answer that. The question is why is the royalty rate declined?

Peter Cook - Biota Holdings LTD. - CEO

Royalties in the influenza space are driven by the seasonal and cyclical nature of influenza. That is the prime driver. In fact, we try and provide guidance to indicate that the right approach here is to look at the cumulative royalties that the product produces over a much longer period than you would normally look at. We would suggest people look at five years and average those to create an expectation about what average annual royalty should be.

James Bell - Perch Hrail - Analyst

Okay. And when is the proxy statement coming out?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

We are certainly working on it and we expect it within the next few weeks, as quickly as we are able to write it and file it to the SEC and get it to shareholders. But we don’t have a fixed date for it.

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Operator

(Operator Instructions) Michael Schrader, Venture Partners.

Michael Schrader - Venture Partners - Analyst

A couple questions. What was the liquidation value of Nabi versus doing this transaction?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

The market capital of Nabi, in the eyes of pride, is close is about $80 million. And in essence, it mirrors approximately the liquidation value of Nabi.

Michael Schrader - Venture Partners - Analyst

Do you think last Sat. was approximately liquidation? Is that an official from their investment bankers?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Say that again? I didn’t get your question.

Michael Schrader - Venture Partners - Analyst

If you think that the liquidation value is equivalent to the market value on Friday, is that what the investment banker’s opinion was when they looked at this?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Certainly as I’m saying the investment bankers together with us ran a good strategic alternatives process. At which they determined such things. And together with us that, in essence we believe that is a good deal for the Nabi shareholders.

Michael Schrader - Venture Partners - Analyst

Okay. But was there a formal liquidation number put together given the majority of the value in the Company is cash?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

No, there wasn’t a formal liquidation value put together. Simply because as you can imagine, there are operating costs and things that you will not be able to determine exactly until the very end.

Michael Schrader - Venture Partners - Analyst

But shouldn’t it have been weighted against the liquidation of the Company given the cash?

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Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

That certainly has been a consideration in everything that we have done with us, an approximation as one can get. As I’m saying, you cannot determine it exactly because there will be obligations of the Company has to take care of, as well as the operating costs until such liquidation happens. But it’s certainly everything with them was compared also to liquidation.

Michael Schrader - Venture Partners - Analyst

And the excess cash, do you have an approximate number and also an approximate number for the liabilities that we have to pay off to get to that --

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

We have an approximate number. We expect that distribution of cash will be in the neighborhood of about $25 million to $30 million.

Michael Schrader -Venture Partners - Analyst

$25 million to $30 million of excess cash? And how much would the liabilities that are being used to pay off?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

You can make the math. In essence at the end of the year, all that I can tell you, because we have not filed our Q1 yet. So at the end of the year, Nabi ended with approximately $96 million in cash. And if you take then the $54 million we need to leave, the rest would be the operating costs and the liabilities and related transaction activities.

Michael Schrader - Venture Partners - Analyst

So it’s all the transaction costs and everything else?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Well I said the liabilities and the transaction costs plus the operating costs. So all three has to be taken together.

Michael Schrader -Venture Partners - Analyst

And what is the break up fee if the deal does not happen? If one side turns it down Nabi or Biota?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

It’s $2 million, is the break up fees. You will see that in the agreement filed with the SEC.

Michael Schrader - Venture Partners - Analyst

I’m sorry, say that again?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

$2 million break up fee.

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Michael Schrader - Venture Partners - Analyst

$2 million break up. Just an off question, why should shareholders approve this if what looks to be the market values today, given where things are trading is going to be less than the liquidation value?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

It’s a very good question. So let me explain. It’s certainly from my perspective, at least and the Board’s perspective, the Board of Nabi’s perspective. The deed allows distribution of cash in any case. It’s a meaningful amount of cash. But it also, with the amount of money that we’re contributing to the combined Company, there is a 19% premium to that cash, which is meaningful. Then at the same time, the growth of the combined Company is attractive in that it has royalty. The combined Company would have royalty from three products and it has a very late stage pipeline program including an undiluted $231 million from BARDA to develop a product that is already licensed and sold in Japan, laninamivir. Plus additional pipeline, pre-clinical pipeline. When you take all of that into account, and take into account as well that we are preserving the potential value of NicVAX and the potential PhosLyra royalty, we think it is a compelling deal.

Michael Schrader - Venture Partners - Analyst

I hear what you say, but you just walked me through $96 million of cash at the beginning of the year. At the end of the year, costs are going to be what they are, so I’m eating them either way. Then you’re taking $54 million and investing it in a Company that I didn’t want to invest in or not, you don’t know what my other portfolio is. I’ve already had the upside to what you’re going to give me on the CVR, in fact, I had more upside. I was going to get the revenue stream from that other drug, which now I don’t get except derivatively through a liquidated Company, I only get 26% of it, instead of 100%. I am having a very hard time understanding how this provides more value than a sale of the assets and a liquidation of the Company.

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

But your assumption is when you sell the assets, that you will get the value of the NicVAX and you get the value of PhosLyra. I’m not sure how you are going to get that.

Michael Schrader - Venture Partners - Analyst

Or just leave them inside a liquidating trust and whenever we get our royalty streams on them, it gets paid out. But I’m giving up 56% of my cash --

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

But you are not. Because you are actually getting a premium to the cash as we said in a Company that has a potential growth. In any case, clearly we have listened to our shareholders and we realize that some like yourself who would like cash, but in essence, we had the balance of a deal that is in the best interests of all shareholders.

Michael Schrader - Venture Partners - Analyst

And that 19% premium was on Biota’s closing price at what day?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

That was -- it was actually a 10 days moving average.

Michael Schrader - Venture Partners - Analyst

Which was what price?

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Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

I can’t tell you the exact price, but it was over approximately -- well, actually 10 days from last Friday.

Michael Schrader - Venture Partners - Analyst

Obviously, we have more to listen to and more work to do. But I have to tell you, my vote is going to depend on the value versus the liquidation. Just because the majority of the assets are cash and that’s very easy to value.

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

I agree with you and hopefully you will see our point of view as you read through the agreement and you look at the profile of the combined Company. I’m hoping you will agree with the Board of Directors of Nabi that this is in the best interest of all shareholders including yourself.

Michael Schrader - Venture Partners - Analyst

I look forward to further conversations.

Operator

(Operator Instructions) Philip Lee, Mangrove.

Nathaniel August - Mangrove - Analyst

This is Nathaniel August in for Philip. I am a little bit confused about why you maintained the poison pill in the Company since your tax assets seems to be given no value and whether you’re going to lift the poison pill in advance of this to allow shareholders who are close to, but not over 5% to fully express their opinion?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

So Nabi’s Board of Directors has actually made the decision to cancel the poison pill because exactly what you said Nathan, that clearly this merger will limit the value of the NOLs.

Nathaniel August - Mangrove - Analyst

Then can you walk us through how you get from $96 million in cash to $25 million to $30 million?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

So if you take the $96 million and take the $54 million, that is required to be put in the combined Company, and then you take the operating costs from the end of the year because that is when we’re talking about the $96 million, the end of the year until when the close happens which is around the end of September, so that is nine months of operating cost, then you take all of the obligations Nabi has under any conditions that you will actually have to, in any case spend that money on it, when you add those all up, you come to approximately $25 million to $30 million remainder.

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Nathaniel August - Mangrove - Analyst

Then I’m a little bit confused about the royalty streams that are in Biota right now, because they seem to basically generate no revenue for the last couple of years. Is there something going on there that those are essentially worthless? Or is there something that maybe was a one-time negative affect the last couple of years?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

I’m not sure where you’re getting your data Nathaniel from, but I’ll turn it over to Peter to clarify.

Peter Cook - Biota Holdings LTD. - CEO

Certainly. Our royalty streams have been positive cash flows. We have seen declining Relenza royalties following swine flu, so if your benchmark was 2009, where we saw in excess of $60 million in royalties from Relenza, certainly at the end of the swine flu outbreak, the Western world at least found itself overstocked in its stock piles and for the following season at least, they suppressed any further uptake. But it was still positive numbers. $6 million. Last year for example on royalties. So these would shift around and in that same period of time, we have seen the launch of Inavir in Japan. So it is partly adding to those declining Relenza royalties but not fully compensating for them. The thing to bear in mind is that influenza is not easy as a disease to predict volumes. In fact the World Health Organization spends a lot of time trying to make certain that it has got the correct strain for inclusion in vaccines and we all know they get that sort of right some of the time.

The right way to look at royalties from an influenza product such as Relenza is to take a reasonably long period of time like five years or so and form an average view about what happens. You will be wrong in any one year, but over an extended period of time, the Company has generated around $20 million to $30 million per annum in royalties on a very extended basis. So I hope that sheds some light. We do of course have other programs operating that we use the income from Relenza and Inavir to fund. We have, of course had a significant Phase II clinical trial with vapendavir to fund in that period of time. So we, over a period of time, try and run the Company on a cash neutral basis, but when you get a decline in revenue and an increase in significant expenditure with clinical trials for example, you see a drop in the losses and -- that you can’t -- you do consume cash in those years. You’ll see in our new financial year that we’ve brought that back into balance.

Nathaniel August - Mangrove - Analyst

Then can you help us understand the shareholder base at Nabi and why you felt this would be attractive for the existing shareholders? Do you think it is mostly biotech focused funds? Or what exactly it is?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Nathaniel, we actually have a mix as you can imagine with something like this. We do have people who are not biotech focused. But we have funds that are biotech focused. That’s what I can tell you now. I don’t have the list in front of me or the breakdown, immediately. But that’s what I can tell you, we have a mix of both shareholders.

Operator

[Brian Kerrville], [Anna] Capital.

Brian Kerrville - Anna Capital - Analyst

I just wanted to provide an answer to a question that was asked earlier about the price that was used for the shares and that was AUD0.945. So in the market this morning, overnight they traded at AUD0.86. So really based on the market, we are receiving an 8% premium on our cash to be clear. In exchange for that 8% premium, while most of our cash we’re giving up, as I understand it, the first $5 million of upside and NicVAX which is generously probably all that’s there. Then 3/4 of our royalties on PhosLyra? Am I understanding everything correctly?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

So just to take the time from your analysis that you have done, you have taken the Friday’s close actually is what you got. But as I’m saying is --

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Brian Kerrville - Anna Capital - Analyst

Just to be clear and so everybody on the call can go find it themselves, that is in the Biota investor presentation. That is on their own website. So that’s the price that they’re using when they say that they are paying a 19% premium. To be clear. So that is your number not mine.

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

No, I understand. But what you’re actually getting is an Australian dollar versus an American dollar. So that is -- the exchange rate is a little bit different, I’m sure you can appreciate that. But that is one element.

Brian Kerrville - Anna Capital - Analyst

So they’re using Aussie dollars and so am I, which closed at AUD0.86 last night Aussie dollars. In the presentation, they used AUD0.945 or is the chart mislabeled?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

I understand perfectly well that your comparison about AUD0.945 versus AUD0.86 is correct. What I’m telling you is that with the question previous to that, was what was the price used in the ratio? And I’m telling you that if you use the AUD0.945, you would actually be missing because there is an exchange rate that you have not taken into account. But that’s not an --

Brian Kerrville - Anna Capital - Analyst

I know. We’re also taking exchange rate risk. I understand that. I get that.

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

I’m answering the facts, not debating it. I would like to move to the other parts of your question because they were important. So you are saying, the market reacted a little negatively in Australia and that is then giving the hit. As you can imagine the markets react differently for different deals like this. Hopefully when people realize the value coming out of it from both Nabi shareholders and Biota shareholders, we believe that people realize that this is a good deal for both Companies. Then going back to your comments about the NicVAX and the PhosLyra. For the NicVAX, as you can imagine the new Company will actually take quite a bit of expenses to extract whatever value there is, in case the Dutch study in the Netherlands is positive. If the Dutch study is positive in the Netherlands, then we are hoping that there will be some value in NicVAX. In order to exact this value, the Company needs to spend money. So the $5 million was indeed to make sure that there is enough money for the Company to expand on that. On the PhosLyra royalty, if your calculation is based on 25% -- of 26% Nabi shareholders contribution in the equity and 75% or 76% -- 74%, sorry for Biota, then your calculation of 75% is accurate.

Brian Kerrville - Anna Capital - Analyst

Okay. So are they contractually obligated to fund that $5 million based on the results of that trial?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Sorry, I’m not --

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Brian Kerrville - Anna Capital - Analyst

So you have given them $5 million of upside in order to incent them to invest R&D past that date? You’ve given them $5 million of upside. So my question is, are they going to be forced to spend the $5 million? If the results are positive?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

So what I’m saying is that we’re not giving them $5 million. They extract $5 million from the proceeds of whatever comes.

Brian Kerrville - Anna Capital - Analyst

Which suggests that they would be willing to invest something less than $5 million. And it is at their option?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Well no. What I’m saying is that they will spend whatever it takes to get the deal across.

Brian Kerrville - Anna Capital - Analyst

That is in the CVR agreement?

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

The CVR agreement says the new Company would - if there is a positive results, the new Company will be the one who would manage the deal, would be the one who would negotiate the deal, would be the one who would attract shareholders to provide the CVR, would be the one who does that. There will be expenses for that and it’s very difficult as I’m sure you can appreciate to budget everything foreseen, unforeseen and that is why we came up with the $5 million. We felt that is a reasonable assumption.

Brian Kerrville - Anna Capital - Analyst

Okay. I’ll have to see the details of that arrangement. Just one general comment. I don’t think that there was support in your shareholder base for this, despite what you’re saying. This Company has already been down the road of taking risk on drug development and those types of things. And what people expected was a liquidation. And I think that’s what you’re hearing on the call and will continue to hear. Thanks.

Operator

You have no further questions in queue at this time.

Raafat Fahim - Nabi Biopharmaceuticals - President, CEO

Thank you operator. And thank you everyone for joining us on today’s call. Goodbye.

Operator

Ladies and gentlemen that does conclude today’s conference. Thank you for your participation. You may now disconnect and have a great day.

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Additional Information About the Merger and Where to Find It

This communication was made in respect of the proposed merger and related matters involving Nabi and Biota. In connection with the proposed transactions, Nabi will file with the Securities and Exchange Commission (“SEC”) a proxy statement and will mail or otherwise disseminate the proxy statement and a form of proxy to its shareholders when it becomes available. SHAREHOLDERS AND INVESTORS ARE ENCOURAGED TO READ THE PROXY STATEMENT (AND OTHER RELEVANT MATERIALS) REGARDING THE PROPOSED TRANSACTIONS CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, AND BEFORE MAKING ANY VOTING DECISION, AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS. Shareholders and investors will be able to obtain a free copy of the proxy statement (when available), as well as other filings made by Nabi regarding Nabi Biopharmaceuticals, Biota Holdings Limited and the proposed transactions, without charge, at the SEC website at www.sec.gov. In addition, documents filed with the SEC by Nabi will be available free of charge on the investor relations portion of the Nabi website at www.nabi.com.

Participants in the Merger Solicitation

Nabi and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger and the shareholder proposals described above. The names of Nabi’s directors and executive officers and a description of their interests in Nabi are set forth in Nabi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on March 14, 2012, and Nabi’s Proxy Statement dated April 20, 2011, which was filed with the SEC on the same date. Additional information about the interests of potential participants will be contained in the proxy statement (when filed) and other relevant materials to be filed with the SEC in connection with the proposed transactions. These documents may be obtained from the SEC website and from Nabi in the manner noted above.

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